American Lorain Corp. Second Quarter 2008 Conference Call

Participants:

Mr. Si Chen, Mr. Tomas Wu, Mr. Liu Gang, Mr. Crocker Coulson

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Introduction and Safe Harbor: Crocker Coulson

Good morning and welcome to American Lorain’s second quarter ended June 30, 2008 earnings conference call. With me today are American Lorain’s Chairman & CEO, Mr. Si Chen, Chief Financial Officer Tomas Wu, and Director of Investor Relations, Mr. Liu Gang. Mellissa Kong and Jing Zhang of CCG Investor Relations will translate during the questions and answers section at the end of this call.

At this time, I would like to remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and that management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor in its forward-looking statements as contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those being discussed today, and therefore we would like to refer you to a more detailed discussion of the risks and uncertainties of the Company in the Company’s filings with the Securities & Exchange Commission. In addition, any projections of the Company’s future performance represent management’s estimates as of today, August 18, 2008. American Lorain assumes no obligation to update any of these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording of the call will be available for 14 days, following the call, by dialing the number 888-286-8010, for domestic callers, or 617-801-6888, for international callers. The pass code for the replay is 62881283.

With that said I would like to continue with a brief overview of the Company’s performance in the second quarter of 2008.

Opening Remarks:

We are happy to report today that American Lorain experienced a very strong second quarter in 2008 with significant increases in revenue and net income. Chestnut products continue to form the cornerstone of our company’s sales, but this past quarter has also showcased the exceptional growth potential that our convenience food products hold.

Throughout the rest of the year, we plan to remain focused on expanding domestic sales of chestnuts, while also introducing new products to our convenience food product lines. We will also continue targeting new export markets with our high-end chestnut products.

We have significantly upped our brand building and marketing efforts regarding our domestic sales during the second quarter of 2008. After receiving very encouraging results from sales through our branded counters in supermarkets during the past year, we have decided to focus on increasing the number of counters during 2008. Currently we have established 500 counters selling both chestnut products and convenience food products, mainly meat products and pickles, in major supermarkets, and we are looking at expanding to approximately 1,000 counters by the end of this year. The average net income per counter is RMB 15,000 to RMB 20,000, or per year, or $2,200 to $2,900.

During the second quarter, we have stepped up the process of changing our domestic market model to canalize most of our sales through agents instead of through direct sales or through wholesalers. This will increase the efficiency of sales operations, by expanding the scope of our sales, while simultaneously decreasing administration costs. We have already appointed seasoned sales staff to sell our egg products.

To keep up with the increased demand, we leased new facilities in Guangdong province in Southern China. The geographical location of this facility will minimize storage and transportation costs and strengthen our presence in this region. This facility will manufacture mainly beef, lamb and pickle products. We are planning to produce new varieties of pickled products at these facilities, as well as some cold dishes. The new facility is expected to start production in September and generate revenue in early October. In the fourth quarter, revenue from the new production capacity is expected to reach around RMB 30 million, approximately $4.4 million.

In June, American Lorain won a bid to enter a contract with Yum! Brands to distribute food products for Yum! China Division’s subsidiaries Kentucky Fried Chicken and Pizza Hut in China. We expect the agreement to generate revenues of $20 million over two years from the sale of products to KFC and Pizza Hut. This new agreement allowed us to expand our distribution from Zhenzhou to Beijing and Qingdao. We expect to intensify this cooperation, firstly by increasing distribution to more cities, secondly by including our own products in the distribution chain. We expect this distribution agreement to present us with a lucrative opportunity to also sell approximately $2.5 million worth of our own products through this distribution channel.

Subsequent to the end of the second quarter, we appointed four new board members. Mr. Welkin Chen, Mr. David Yaudoon Chiang and Mr. Maoquan Wei were appointed as independent board members, while Mr. Mr. Yundong Lu was appointed as non-independent member. These experienced individuals are dedicated to improving the financial oversight and corporate governance of our company and will also help us with meeting the requirements of a senior exchange. A potential upgrade, which is currently under discussion, would increase our profile in the US investment community and provide a more liquid market for our stock, thereby allowing our share price to better reflect our strong financial performance and the development of China’s food processing industry.

Quarterly Results:

Now we would like to continue with an overview of our quarterly performance by summarizing some key financial information.

We are pleased to report that American Lorain delivered strong financial results for the quarter ended June 30, 2008, reinforcing a promising outlook for our 2008 financial year. Revenues increased to $21.5 million in the second quarter of 2008, an increase of 61% year over year. Gross profit rose 76% from the second quarter of 2007 to $5.2 million, and operating income reached $3.5 million, an increase of 58%. Finally, our net income increased to $2.1 million in the second quarter of 2008, or $0.08 per diluted share.

Our financial performance in the second quarter of 2008 was driven by our continuing expansion in sales of chestnut products both internationally and in our domestic market in China. Overall, chestnut products accounted for approximately 58% of all revenue in the quarter. Our chestnut product segment has a gross margin of 28%, which is the highest for all our product segments. Among the highlights in this area was the considerable increase in domestic sales through our supermarkets counters. Based on the sales of the second quarter, we believe that our domestic sales of chestnuts will increase by 50% during 2008. Moreover, the strong performance in new export markets in Europe was a pleasant driver of growth.

Chestnut production is seasonal in nature. The produce is harvested between August and October, and the busiest season for chestnut products is from September through January. During the busy period, our production facilities are running at full capacity. The second quarter represented low season for chestnut production, and the average utilization rate of our facilities was 50-60% during this past quarter. Nevertheless, our chestnut sales increased 145% from the second quarter of 2007.

In an effort to reduce the impact of seasonality on our operations, we are constantly introducing new products to our other product segments that will help balance our product mix. During the second quarter, we introduced a series of bean paste products, which have demonstrated promising sales. The products are optimal complements to our existing array of convenience food, as they have a steady demand and can be produced throughout the year.

In total, sales of our convenience food products accounted for approximately 18% during the second quarter, compared to only 4% of sales by the end of 2007. Our most popular products include our beef and lamb products, which also have the highest margins. Our pickled products are also very popular. The average gross margin of our convenience food products is 19%. Our new production facility will help us to meet the growing demand for these products.

Our canned, frozen and bulk food products experienced robust demand and accounted for 21% of revenues during the second quarter. We are constantly increasing orders in the products displaying the highest margin in this segment; frozen strawberries, canned yellow peaches, and frozen and green asparagus products. The margin on frozen strawberries is around 20% and we are also expecting to raise the margin on selected orders of sliced yellow peaches to 20%. On average, our canned, frozen and bulk food products have a gross margin of 16%.

We expect that our expanding distribution channels, continually developing partnerships, restructuring of domestic sales operations and increased production capacity will allow us to become a more prominent national player in the packaged food sector in China. To succeed, we intend to develop and nurture relationships not only with commercial partners, but with local government offices.

Financial Highlights

With that, we would like to discuss our second quarter financial results in more detail.

For the quarter ended June 30, 2008, total revenue was $21.5 million, a 61% increase from the $13.3 million posted during the same quarter in 2007. This was primarily due to strong sales in our chestnut product segment, which accounted for 58% of the total revenues in the quarter.

Our gross profit increased 76% to $5.2 million in the second quarter of 2008, as compared to $3.0 million in the prior year period. Gross margin was 24.1% in the second quarter of 2008, as compared to 22.1% during the same period in 2007. As our chestnut products and convenience food products have higher margin compared to our canned, frozen and bulk foods, we expect the accelerating growth in these segments to increase our average gross margin in 2008.

We have been successful in keeping material costs down in spite of globally rising raw material prices. Currently we are working on the construction of agricultural bases and have built several greenhouses for vegetable cultivation to reduce the adverse effect from rising raw material prices. We are also constantly developing new procedures to save energy and to conserve resources to reduce production costs. Actively introducing new products also helps raising average sales prices, thus balancing the increase in raw material costs. We have been successful in transferring the higher input costs to our customers.

Selling, general and administrative expenses in the second quarter of 2008 were $1.7 million, an increase of 125% from the $0.8 million in the second quarter of 2007. The increase in operating expenses as a percentage of revenue was due to higher general and administrative expenses due to increased transportation costs relative to our expanded business, increased managerial compensation and expansion of our distribution channels. The increase in selling and marketing expenses was due to increased efforts to market our products domestically.

Operating income increased 58% to $3.5 million, or 16.2% of revenue, for the quarter ended June 30 2008, from $2.2 million, or 16.5% of revenue, in the second quarter of 2007.

Net income increased to $2.1 million in the second quarter of 2008, or $0.08 per fully diluted share, as compared to net loss of $0.2 million or loss of $0.01 per fully diluted share, during the same period in 2007. The loss a year ago was due to a fire at our Beijing Lorain plant, which incurred non-operational expenses of $1.3 million. Fully diluted shares outstanding increased from 23.3 million shares in the second quarter of 2007 to 25.3 million shares in the second quarter of 2008.

Now we will turn to our balance sheet.

As of June 30, 2008, we had $8.5 million in cash, up from $6.8 million on December 31, 2007. At the end of the second quarter of 2008, we had working capital of $22.3 million. Net cash provided by operations was $3.3 million for the six months ended June 30, 2008, compared with net cash used by operating activities of $9 million for the same period in 2007.

Total current liabilities equaled $43.6 million as of June 30, 2008. Stockholders’ equity totaled $52.4 million at the end of the second quarter in 2008, as compared to $44.5 million at the end of 2007.

We would now like to conclude this call by presenting the outlook for American Lorain, including some guidance for the remaining year.

Business Outlook and Closing Remarks:

We are confident that our strong performance this quarter both financially and in terms of business growth will not only continue, but accelerate throughout the rest of the financial year. We expect to accomplish our targets by further developing our domestic sales, developing new products, and expanding into new export markets.

Domestic sales will be our main focus during the upcoming years. We have continued strengthening our domestic sales channels and intend to continue developing our cooperation with agents. By the end of 2009, we are planning to transfer all sales to agents. Even though the margins do not significantly improve using agents, this distribution strategy is beneficial as by selling through agents, we are able to cover a wider market. Moreover, using agents allows us to reduce our days of sales outstanding through better cash flow control, as agents pay directly upon accessing goods.

Further, we seek to double the amount of retail counters in supermarkets and to open 100 showcase stores by the end of 2008. Through our own counters and stores, we are able to introduce new products and control the development of our brand. The margins obtained from sales through counters are on average 5-6% higher than through agents. In total, we plan to spend $3 million to restructure and expand our marketing channels.

We seek to expand sales of our high-margin chestnut products in China and are focused on developing our chestnut brands through advertising. Our total advertising budget for 2008 is RMB 10 million, or $1.5 million.

Expanding our chestnut sales further into new export markets is also an important part of our growth strategy. Our next step is to increase our chestnut sales in these markets by establishing new partnerships with distributors in the European and US markets. Currently we are aggressively targeting new markets with our higher-margin chestnut products and anticipate our European operations to grow 100% during 2008.

The growth prospects of our convenience food segment are also optimistic, as demand for these products is surging in China’s second tier cities and as we are able to further strengthen brand recognition for our meat and egg products through advertising campaigns. We have further developed our meat processing capacity and are obtaining very encouraging results. The revenue from meat products increased by more than 500% in the second quarter of 2008 compared to the corresponding quarter previous year and during the past quarter, our meat products captured 19% of all revenues compared to only 5% during the second quarter last year. The margin on meat products is attractive and we expect our processed meat products to account for a larger share of the revenue in the future.

We are also focusing on producing higher margin products for our canned, frozen and bulk foods segment. As a result, we are currently completing construction of greenhouses used for developing high-rank vegetable varieties that we plan to import from Holland and Israel. In total, we have leased 800 mu, or 132 acres, for building approximately 380 greenhouses and are expecting the total investment to amount to approximately $2 million. The construction fee for each greenhouse is about $5,700. Our evaluation indicates our investment to break even in about two and a half years.

We consider our high-end vegetable bases as a source of growth, as our small scale pilot bases from last year demonstrated an annual gross profit of $3,000 per greenhouse. The higher-quality produce also allows us to upgrade to higher value-added processed products. Moreover, by growing our own vegetables, we are able to keep raw material costs down and expect to improve our profit margin.

In short, we distinguish many attractive growth opportunities going forward. We plan to finance growth with loans from local banks.

The second half of the year is usually our strongest in terms of cash flow, as sales increase and as collection of accounts receivable improve towards the end of the year. We are also tightening the payment terms of our receivables from 55 days to 30 days to improve cash flow.

We are also updating our guidance for fiscal year 2008. We expect to generate net income in the range of $13 million to $15 million, or $0.49 to $0.56 earnings per share using a diluted share count of 26.8 million for fiscal year 2008.

We anticipate our chestnut products to continue to account for the majority of revenues and improving sales in this product segment the focal point of our growth strategy during the upcoming two years. Assessing long term growth, we expect our convenience food product segment to become a more significant driver of sales as the domestic market for convenience food products evolves. We expect growth to accelerate in the third quarter as our distribution channel develops and as our new production facility in Dongguan starts to generate revenue.

To summarize, American Lorain is a growing and well-positioned company with strong financials and we expect the Company to produce strong results for the remainder of the fiscal year 2008.

With these remarks, I’d now like to open the floor to questions. Operator?

(Q&A session)

On behalf of the entire American Lorain management team, we want to thank you for your interest in the Company and for your participation on this call. This concludes American Lorain’s 2008 second quarter earning conference call.